EXHIBIT 99.1

TASER International, Inc. Releases Preliminary First Quarter Sales
Results

Company Estimates First Quarter Revenue of Approximately $10 Million

SCOTTSDALE, Ariz., April 1, 2005 — TASER International, Inc. (Nasdaq: TASR), a market leader in advanced non-lethal devices announced today that it estimates first quarter revenue of approximately $10 million.

“As outlined in our shareholder letter at the beginning of the quarter and in our February conference call, significant adverse publicity in the first quarter has caused what we believe to be a temporary disruption in our sales pipeline,” commented Rick Smith, Chief Executive Officer of TASER International, Inc. “Accordingly, we decided not to issue financial guidance because of the lack of visibility on our business in light of this controversy. Consequently, we did experience a significant disruption in the flow of new business in the first quarter.”

“The first quarter also brought answers to many of the inquiries regarding the safety of TASER™ products. Independent reports on TASER safety have been released from the Home Office of the United Kingdom, the Potomac Institute for Policy Studies, and the United States Department of Defense Human Effects Center of Excellence. These studies have supported the view that TASER devices, while not risk free, are generally safe and reduce the risk of injury or death. Coincidentally, the U.S. Food and Drug Administration (FDA) utilizes a similar approach to the risk management of devices within its jurisdiction. The FDA states that, ‘although medical products are required to be safe, safety does not mean zero risk, since all medical products are associated with risks. A safe medical product is one that has reasonable risks given the magnitude of the benefit expected and the alternatives available.’ Similarly, the safety of TASER devices must be evaluated in the context of alternative force options,” continued Smith.

“In order to address these challenges, we have implemented a tactical plan that focuses on two key elements:

1.	We have assembled a team of experts to advise the company on public education and public relations issues. TASER has successfully begun to vigorously defend against the myriad of erroneous and misleading information in the public domain with data and testimony whenever requested.

2.	We have launched a customer and public education campaign that includes the largest user conference in company history in April, as well as the distribution of safety information to almost 100,000 police and medical opinion leaders, coupled with personal visits by senior TASER management to key existing customers and prospective new accounts.

“Most importantly, we continue to receive strong support from our installed customer base, and the results of field use of our products continue to receive praise from end users. Also, it is important to note that public support for both police and private citizen use of TASER devices remains very high. Polls from Zogby, the Arizona Republic, NBC, CNBC, and other newspapers found public support for TASER use ranged from 63% to 90% of respondents. Accordingly, we remain confident in our long term business prospects despite the short term challenges. TASER International is blessed with a great team of dedicated people who have overcome and excelled during tough times in our past. I am confident we will rise to the current challenges and overcome them again,” concluded Smith.

About TASER International, Inc.

TASER International, Inc. provides advanced non-lethal devices for use in the law enforcement, military, private security and personal defense markets. TASER devices use proprietary technology to safely incapacitate dangerous, combative or high-risk subjects who pose a risk to law enforcement officers, innocent citizens or themselves. TASER technology saves lives every day, and the use of TASER devices dramatically reduces injury rates for police officers and suspects and reduces litigation costs. For more information on TASER life-saving technology, please call TASER International at (800) 978-2737 or visit our website at www.TASER.com.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of the 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

TASER International assumes no obligation to update the information contained in this press release. TASER International’s future results may be impacted by risks associated with rapid technological change, new product introductions, new technological developments and implementations, execution issues associated with new technology, ramping manufacturing production to meet demand, litigation including lawsuits resulting from alleged product related injuries, media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this could have on sales, product quality, implementation of manufacturing automation, potential fluctuations in quarterly operating results, competition, financial and budgetary constraints of prospects and customers, international order delays, dependence upon sole and limited source suppliers, negative reports concerning TASER device uses, governmental inquiries and investigations, medical and safety studies, fluctuations in component pricing, government regulations, variation among law enforcement agencies with their TASER product experience, TASER device tests and reports, dependence upon key employees, and our ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-QSBs and its Annual Report on Form 10-KSB.

The revenue number referenced herein is preliminary and is subject to changes resulting from any accounting adjustments made to these preliminary results as our quarterly results are finalized. We expect to report our final results for the first quarter on April 19, 2005.

No conference call will be held in connection with this press release.

The statements made herein are independent statements of TASER International. The inclusion of any third parties does not represent an endorsement of any TASER International products or services by any such third parties

For further information contact Rick Smith, Chief Executive Officer, (480) 905-2000. Visit the company’s web-site at www.TASER.com for facts and video.

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